Exhibit 10.1

                               NuWay Medical, Inc.
                          2603 Main Street, Suite 1150
                                Irvine, CA 92614

                                  July 25, 2005

Mr. Kenneth R. Code
IOWC Technologies, Inc.
Unit 4, 1780 Glastonbury Blvd NW
Edmonton, AB, Canada T5T 6P9

      Re: Letter of Intent for the sale of certain assets of IOWC Technologies Inc., a Federally Registered Canadian corporation to NuWay Medical, Inc., a Delaware corporation

Dear Mr. Code:

      This letter of intent memorializes the intent of the respective party's board of directors to consummate the described transaction herein. As a publicly held company, NuWay's board of directors does not control its shareholder base and cannot control the outcome of any shareholder vote. NuWay has agreed to seek shareholder approval as indicated in this agreement, and is bound to do so by the terms of this agreement. Each party agrees to be bound to consummate the transaction upon the satisfaction or waiver of the conditions set forth in paragraphs 4 and 5. The confidentiality paragraph shall be binding on the parties irrespective of whether the transaction ultimately is consummated.

      This letter of intent therefore, contains both binding and non-binding provisions, as set forth herein.

                             Key Terms of Agreement
                             ----------------------

      1. The Purchased Assets: NuWay will purchase from IOWC Technologies Inc. (and its related individuals, entities and subsidiaries, including yourself, collectively referred to herein as "IOWC") all rights, title and interest in its
(i) technology, and its (ii) license agreements and/or distributor agreements (the "License Agreements"). Collectively, the BioLargo Technology and the License Agreements is referred to herein as the "Purchased Assets". All other assets will remain the property of IOWC. NuWay will assume no liabilities of IOWC. The transaction will close once the conditions, set forth herein and in the definitive documents, have been satisfied (or waived) by each respective party. The parties anticipate a formal closing date to be set, as soon as possible, targeting the September or October 2005 time frame, but not later than December 31, 2005 (the "Closing").

      A.    BioLargo Technology Defined


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      More specifically defined in Exhibit A, the "BioLargo Technology"
represents an intellectual property estate, in the name of Kenneth Reay Code, that includes two U.S. Patents and several related patents ready for the filing process. The intellectual property estate relates to a unique process whereby highly effective disinfecting chemistry is incorporated into absorbent materials that can be then incorporated into products in multiple industries.

      B.    Current License Agreements

      IOWC has granted exclusive licenses/distributor agreements to two third parties to market products based on the BioLargo Technology with respect to the food, medical, and biohazardous material transportation industries. The medical/bioharzardous material transportation industry license was entered into in October 2004, with a company operating under the name, BioLargo, LLC. The food industry license was entered into with Food Industry Technologies, Inc., in December 2004. Both agreements are subject to minimum performance requirements and payment of fees. Neither agreement prevents the assignment contemplated by this transaction.

      IOWC will assign to NuWay all of its rights, title and interest, including the benefits and the burdens, of these two license agreements. With respect to the medical industry license, IOWC will transfer its 20% ownership interest in the limited liability company formed by the licensees (BioLargo, LLC) to market the products.

      2. Structure of the Transaction

      The transaction will be structured as a sale of the Purchased Assets, or other structure, subject to legal and tax counsel review. In exchange for the Purchased Assets, NuWay will issue its common stock to IOWC.

      A.    Consideration

      NuWay shall issue common stock to IOWC in an amount such that, after the effect of the transaction (and conversion of outstanding convertible promissory notes), IOWC shall receive 51%, of the outstanding common stock of NuWay. The exact number of shares of common stock to be issued to IOWC shall be determined and agreed by the Parties prior to consummation of the purchase.

      B.    Increase in Authorized Shares, Reverse Stock Split

      As set forth in the "Conditions to Closing" paragraphs below, NuWay agrees to seek stockholder approval to (i) increase the number of shares of common stock authorized by its Certificate of Incorporation, and (ii) complete or effect a reverse split of its common stock on the basis of one post-split share to approximately 100 pre-split shares.


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      C.    Pro-Forma Capitalization After Closing

      Post Closing, subject to the appropriate shareholder approvals, NuWay shall have approximately 10,000,000 shares of its common stock outstanding. Up to approximately 5,000,000 additional shares may be issued depending on the amount and terms upon which new capital is raised.. The parties have agreed to the allocations of the approximately 10,000,000 of these shares in approximate amounts as follows:

      o     51% to IOWC

      o 9.6% to Mr. Calvert, in exchange for the conversion of (i) the New Millennium note and (ii) accrued but unpaid salary, subject to shareholder approval, with additional shares awarded subject to his employment agreement and a vesting schedule.

      o 2% to 4.9% to the Augustine Fund II, (conversion of notes to stock and issued warrants).

      o 10% to 13% on a fully diluted basis, to a newly formed employee option/equity plan.

      o     12.1% to 14.9% to the pre-Closing shareholder base.

      o     5% to 6.6% to new investors as of the date of this Letter of Intent

      The Company will require additional professionals, corporate staff and outside services, and will likely create additional stock participation programs to provide incentives for performance for these individuals and companies and therefore the allocation of the ownership interests are subject to change to accommodate these business initiatives.

      D.    Management Team

      Mr. Calvert will remain as President and CEO of NuWay under a newly executed long-term employment agreement. Mr. Code will join NuWay as Chief Technology Officer pursuant to a long-term employment agreement. NuWay agrees to submit to its stockholders Mr. Code for election to the board of directors. (Mr. Code's election to the board is a condition precedent to IOWC's obligation to close the transaction; see "Conditions to Closing" below).

      The Company is in the process of negotiating employment and/or consulting agreements with third parties, including an interim CFO, marketing and corporate development professionals.

      E.    Name Change

      In connection with the submission of certain items to its stockholders with respect to this transaction, NuWay agrees to submit a formal change of its name to its stockholders from "NuWay Medical, Inc." to "BioLargo Life Technologies, Inc."


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      3. Interim Funding.

      Prior to the Closing, NuWay shall provide interim funding to IOWC on a best efforts basis and in amounts agreed between the parties in an aggregate amount not to exceed $1,000,000 (the "Advance"). Upon Closing, the aggregate amount of the Advance shall be forgiven by NuWay. In the event the transaction does not close, then the aggregate amount of the Advance shall be converted into stock of IOWC at a price per share of $1.00.

      4. Conditions Precedent to IOWC's Obligations. IOWC's obligations to consummate this transaction are conditioned upon, among other things, satisfaction, or waiver by IOWC, of the following conditions.

      A.    NuWay stockholder approval of the following:

            i) Approval of the issuance of shares to IOWC as required pursuant to definitive documents;

            ii) Approval of the proposed reverse split of its common stock as required in the definitive documents;

            iii) Election of Kenneth R. Code to its board of directors and appointment as Chairman of the Board;

            iv) Approval of an increase in the number of authorized shares of common stock;

      B.    NuWay shall be in good standing with its respective jurisdiction(s).

      C. Completion by NuWay of necessary filings with the U.S. Securities and Exchange Commission ("SEC").

      D.    Raising sufficient funds by NuWay to cover:

            i)    the costs of this transaction, and

            ii) three months post Closing operating expenses (estimated at a total of $300,000).

      E. The execution of long term employment agreement with Mr. Calvert, upon the following terms: $14,000 per month for the remainder of 2005, and a 10% increase in salary beginning January 2006, and an additional 10% each year thereafter, for a period ending five years from the date of the agreement. The contract is to contain a stock bonus provision providing for a five year vesting period of a total of 3% per year of the then issued and outstanding common stock, and reasonable and customary benefit programs.


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      F.    The completion and approval by IOWC, its accountants, attorneys and other advisors of their due diligence investigation of the financial, business, legal and operational condition of NuWay, its intellectual property, and its owners. Said review and approval shall not be construed as a waiver by IOWC of any warranties and representations made by NuWay or the owners of NuWay.

      5. Conditions Precedent to NuWay's Obligations. NuWay's obligations to consummate this transaction are conditioned upon, among other things, satisfaction, or waiver by NuWay, of the following conditions.

      A. The completion of an independent audit of IOWC, as may be required for compliance with SEC regulations.

      B. Approval of the transaction by IOWC's board of directors and shareholders.

      C. The completion and approval by NuWay, its accountants, attorneys and other advisors of their due diligence investigation of the financial, business, legal and operational condition of IOWC, its intellectual property, and its owners. Said review and approval shall not be construed as a waiver by NuWay of any warranties and representations made by IOWC or the owners of IOWC.

      D. NuWay shall have received evidence satisfactory to it of IOWC's title to all of the Purchased Assets, free and clear of any liens, encumbrances, restrictions on transfers or the like.

      E.    IOWC shall be in good standing with its respective jurisdiction(s).

      F. Mr. Code shall have entered into a written employment agreement with NuWay.

      6. Definitive Documents.

      A.    The Definitive agreements shall include without limitation:

            i)    Asset Purchase Agreement.

            ii) General Assignment and Assumption Agreement, assigning all benefits and burdens of the License Agreements to NuWay.

            iii)  Research and Development Agreement with IOWC


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      B.    The Definitive agreements shall include, contain or provide:

            i) Representations and Warranties. Customary and usual representations and warranties by the parties.

            ii) The definitive agreements shall contain customary and usual indemnification and hold harmless provisions.

            iii) Opinions of Counsel. For the delivery at closing of favorable opinions of counsel for the corporate parties with respect to such matters as the parties shall agree, including without limitation an opinion of counsel of IOWC with respect to the title of the Purchased Assets.

            iv)   Financial and Other Information.

                  (a) The examination and inspection of the books and records of each of the parties prior to closing;

                  (b) IOWC shall provide two years audited financial statements, as necessary and at the request of NuWay, and un-audited for six months ended June 30, 2005.

            v) Conduct of Business of NuWay and IOWC - Pending Closing Standstill Agreement. Until consummation or termination of this transaction, the parties will conduct business only in the ordinary course and none of the assets of the parties shall be sold or disposed of except in the ordinary course of business or with the written consent of the other party.

            vi)   Other.

                  (a) The transactions which are contemplated herein, to the extent permitted, shall be governed by and construed in accordance with the laws of the State of Delaware.

                  (b) Each party and its agents, attorneys and representatives shall have full and free access to the properties, books and records of the other party (the confidentiality of which the investigating party agrees to retain) for the purposes of conducting investigations of the other party.

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                  (c)   The substance of any public or private announcement with
                        respect to the transaction, other than notices (or SEC disclosures) required by law, shall be approved in advance by all parties or their duly authorized representative.

      7. Confidentiality.

      NuWay and IOWC understand that in the course of due diligence and in the negotiation of definitive agreements for this transaction they may require proprietary and confidential information regarding each other's business, including, but not limited to, the identity of customers, contract provisions and other matters. NuWay and IOWC each agree that from the date of this Letter of Intent it will hold all information concerning the other party and all information concerning the existence and details of the Transaction, this Letter of Intent or any other documents involved in the Transaction, in strict confidence and will not disclose such information to anyone other than its personnel, accountants, attorneys and other advisors who have a reasonable basis for needing access to such information in connection with the Transaction. Except and as required by the rules of the Securities and Exchange Commission, this confidentiality provision shall remain in effect until the later of three years from the date (i) of this Letter of Intent if this transaction is not consummated, or (ii) all obligations under the definitive agreements for this transaction have been performed and not waived, and neither party owns an equity interest in the other. The parties agree that it may be difficult to quantify the damage that may result from the breach of this confidentiality provision and, therefore, expressly submit to the jurisdiction of a court of equity to impose a temporary restraining order, injunction or similar restraint upon them for breaching or threatening to breach this confidentiality provision.

      8. Each party will bear its own cost with respect to the transaction.

      9. Kenneth Reay Code warrants and represents that he has the authority to execute this letter of intent on behalf of IOWC and its Board of Directors.

      10. Dennis Calvert warrants and represents that he has the authority to execute this letter of intent on behalf of Nuway Medical, Inc. and its Board of Directors.

      If you are in agreement with the terms of this Letter of Intent, please sign the letter and the enclosed copy and deliver one original to us.

                               Sincerely,
                               NuWay Medical, Inc.

                               By: /s/
                                  ----------------------------------------
                                  Dennis Calvert
                                  President


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Accepted and agreed

/s/
------------------------------
IOWC Technologies, Inc.

Name:    Ken Code

Title:   President

Date:    July 25, 2005


cc:      Counsel for IOWC:
                  Douglas A. Lynass
                  Lynass Ferguson & Shoctor
                  17731-103 Avenue
                  Edmonton, AB Canada T5S 1N8


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                                    Exhibit A

                        Definition of BioLargo Technology


1. Patents issued by the United States Patent and Trademark office, numbers 6,146,725 and 6,328,929;

2. Invention disclosures and filings as they relate to the Product, including the sustained release technology for the disinfectant component;

3. Potassium Iodide and Copper Sulfate formulae, their ratios, etc. and methods of sourcing and producing them;

4. Composition and sources of the various super-absorbent components that have been, or may be, incorporated into the Product;

5. All manufacturing specifications and know-how, testing protocols and methodologies,

6.    All future improvements to the Technology;


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